EXHIBIT 99.1

	Investor Contact:	Media Contact:
	Perot Systems Corporation	Perot Systems Corporation
	John Lyon	Joe McNamara
	phone: (972) 577-6132	phone: (972) 577-6165
	fax: (972) 577-6790	fax: (972) 577-4484
	John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Corporation 2300 West Plano Parkway Plano, TX 75075 972.577.0000 www.perotsystems.com	Perot Systems Announces First Quarter 2007 Financial Results
Plano, TX — May 1, 2007 — Perot Systems Corporation (NYSE: PER) today announced financial results for the first quarter of 2007. For the first quarter of 2007:
•	Revenue was $590 million, an increase of 9% year-to-year over first quarter 2006 revenue of $542 million.

•	Earnings per share (diluted) was $.19, which is equal to earnings per share (diluted) for the first quarter of 2006.

•	New contract signings totaled $377 million for the quarter, bringing the total value of new contracts signed during the past twelve months to $1.8 billion.

•	Operating Cash Flow and Capital Expenditures for the first quarter of 2007 totaled ($38) million and $21 million, respectively. Trailing twelve month Operating Cash Flow and Capital Expenditures were $172 million and $97 million, respectively. As of March 31, 2007, Cash and Cash Equivalents and Short-term Investments were $145 million and $21 million, respectively.
First Quarter 2007 Year-to-Year Comparisons
Affecting year-to-year comparisons for the first quarter of 2007 are two previously disclosed events: the acquisition of QSS Group, Inc. (QSS) and the expiration of the UBS infrastructure outsourcing contract. In addition, Perot Systems realized a tax benefit in the first quarter of 2007 related to its European operations. Details regarding these items are summarized in this section.

On January 1, 2007, Perot Systems’ infrastructure outsourcing contract with UBS expired. For the first quarter of 2006, this contract contributed revenue, gross profit, and earnings per share (diluted) of $65 million, $14 million, and approximately $.07, respectively. For the first quarter of 2007, this contract produced $1 million of revenue related to certain shutdown activities and no gross profit. The expiration of the infrastructure outsourcing contract does not affect the Perot Systems applications management contract with UBS that is reported within the Consulting and Applications Solutions line of business.
On January 30, 2007, Perot Systems acquired QSS for $244 million, net of cash acquired. Perot Systems paid $169 million of the consideration with cash. The remaining $75 million was financed with debt using its line of credit. In addition, Perot Systems will pay certain liabilities totaling $4 million during the second quarter. For the first quarter of 2007, QSS contributed $42 million of revenue and was approximately $.01 per share dilutive to earnings per share (diluted). This dilution was the result of acquisition-related intangible asset amortization and the net interest impact of the acquisition, including foregone interest income and interest expense.
In the first quarter of 2007, Perot Systems recorded a $2 million reduction to income tax expense, equal to approximately $.02 per share, associated with the reduction of an income tax valuation allowance. This reduction occurred because certain European operations have experienced a sustained improvement in profitability, have a favorable profitability outlook, and are expected to fully utilize existing deferred tax assets.
“Successfully transitioning past the expiration of the UBS infrastructure services contract is a major accomplishment for our team,” said Peter Altabef, president and CEO for Perot Systems. “Despite this challenge, our successes over the past year allowed us to report revenue growth and flat earnings on a year-to-year basis in the first quarter. Our team is delivering state of the art solutions, while our company is being recognized as one of the most admired in our industry.”

Trend Information and Business Outlook
The information contained within the following section and the accompanying footnotes to the financial statements are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance. These statements, which are based on current expectations, are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.
For the second quarter of 2007, Perot Systems expects revenue to range from $620 million to $635 million. Contributing to the revenue increase between the first quarter and second quarter will be:
•	The acquisition of QSS. For the first quarter of 2007, Perot Systems received a partial quarter of revenue from this acquisition. For the second quarter, QSS will contribute between $62 million and $67 million of revenue, which represents an increase as compared to the first quarter of between $20 million to $25 million.

•	A broad-based revenue growth contribution of between $10 million and $20 million, net.
From an earnings perspective, Perot Systems expects sequential contract-related profit pressure within Industry Solutions, but believes it will realize profitability improvements in other parts of its business. Perot Systems expects second quarter 2007 earnings per share (diluted) to range from $.17 to $.19, with this range including approximately $.01 per share of severance expense associated with implementing further profit improvements. Perot Systems anticipates earnings per share (diluted) in the low-to-mid $.20’s for the third quarter of 2007.
Conference Call
Perot Systems will hold a conference call to review first quarter 2007 results of operations on May 1, 2007, at 10:15 a.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its first quarter 2007 financial results at www.perotsystems.com.

Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended March 31, 2006 and 2007
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended
	March 31
	2006	2007

Revenue	$542	$590
Direct cost of services	443	485

Gross profit 1)	99	105
Selling, general & admin	64	71

Operating income	35	34
Interest income, net	1	—

Income before taxes	36	34
Provision for income taxes 2)	13	11

Net income	$23	$23

Earnings per share (diluted) data:
Earnings per share (diluted)	$.19	$.19
Shares outstanding (diluted)	122	124

Perot Systems Corporation
Revenue Summary
For the Three Months Ended March 31, 2007
(Millions of USD)
Unaudited

Revenue

1Q 2006	$542

Growth/Decrease Related to:
UBS Infrastructure outsourcing contract	(64)
Commercial accounts	58
New contracts	12

Industry Solutions	6

Federal accounts	(4)
Acquisition	42

Government Services	38

Consulting and Apps. Sol., gross 3)	12

Inter-segment eliminations 3)	(8)

1Q 2007	$590

		Year-to-
		Year	% of
	Revenue	Growth	Total

Healthcare	$306	20%	52%
Commercial Solutions & Other 4)	118	(28%)	20%

Industry Solutions	424	1%	72%

Government Services 5)	114	50%	19%

Consulting and Applications Solutions, gross 3)	71	20%	12%

Inter-segment eliminations 3)	(19)	73%	(3%)

Total	$590	9%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2006 and March 31, 2007
(Millions of USD)
Unaudited

	As of	As of
	12/31/2006	3/31/2007

Cash and cash equivalents	$250	$145
Short-term investments	133	21
Accounts receivable, net	338	421
Prepaid expenses and other	62	77

Total current assets	783	664
Property, equip. & software, net	220	227
Goodwill	463	627
Other non-current assets	115	189

Total assets	$1,581	$1,707

Current liabilities	$301	$283
Long-term liabilities	175	266
Stockholders’ equity	1,105	1,158

Total liabilities & stockholders’ equity	$1,581	$1,707

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2006 and 2007
(Millions of USD)
Unaudited

	Three Months Ended
	3/31/2006	3/31/2007

Net income	$23	$23
Depreciation and amortization	18	24
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	(38)	(85)

Net cash provided by (used in) operating activities	3	(38)

Purchases of property, equipment & software	(17)	(21)
Acquisitions of businesses, net	(21)	(244)
Sale of short-term investments, net	—	112
Other investing activities	—	(1)

Net cash used in investing activities	(38)	(154)

Proceeds from issuance of common stock	12	10
Borrowings	—	75
Other financing activities	1	1

Net cash provided by financing activities	13	86

Effect of exchange rate changes on cash	—	1

Net cash flow	$(22)	$(105)

Financial Statement Notes
1)	Gross margin, which is calculated as gross profit divided by revenue, for the first quarter of 2007, was 17.8% of revenue, which is lower than the gross margin for the first quarter of 2006 of 18.3%. This year-to-year decrease in gross margin was primarily due to the acquisition of QSS and the expiration of the UBS infrastructure outsourcing contract. Partially offsetting these decreases was an overall net increase in profitability for existing commercial customer contracts.

2)	For the first quarter of 2007, Perot Systems reduced an income tax valuation allowance by $2 million. This reduction is related to a portion of its European operations, where Perot Systems has experienced a sustained improvement in profitability and is expected to fully utilize existing deferred tax assets.

3)	Gross revenue measures all services provided by Consulting and Applications Solutions, both direct-to-market and through our other lines of business. Inter-segment eliminations relate to the revenue associated with services provided by Consulting and Applications Solutions to our other lines of business.

4)	The decrease is predominately attributable to the expiration of the UBS infrastructure outsourcing contract, which resulted in a $64 million decrease to revenue.

5)	The increase for Government Services includes $42 million of revenue from the acquisition of QSS.
About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2006 revenue of $2.3 billion. The company has more than 22,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. For factors that could affect our business and cause actual results to differ materially and for additional information regarding risk factors, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
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